As filed with the Securities and Exchange Commission on December 29, 1997
                                        Registration No
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_________________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________________________
CUSTOMER SPORTS, INC.
(Exact name of registrant as specified in its charter)
_________________________

     Utah                                                 87-0282745
(State or other jurisdiction
of incorporation or organization)           (I.R.S. Employer Identification No.)
_________________________

445 Marine View Drive, Suite 260, Del Mar, California  92014
(619) 481-2400
(Address of Registrant's principal offices, including Zip code and Phone Number)
_________________________

Compensation Agreements Between Registrant and
John Vanover, Robert C. Brehm Consulting, Inc., Roy Meadows
(Full title of the Plan)

Edmund J. Irvine, Jr.
445 Marine View Drive, Suite 260, Del Mar, California  92014
(619) 481-2400
(Name, address and telephone number of agent for service)
_________________________

COPIES TO:
Carmine J. Bua, III
3838 Camino Del Rio North, Suite 333
San Diego, CA  92108-1789
_________________________

Approximate Date of Proposed Sale to the Public
As soon as practicable after this Registration Statement becomes effective.
_________________________

CALCULATION OF REGISTRATION FEE

Title of Securities  Amount to be  Proposed Maximum    Proposed Maximum Amount of
to be Registered     Registered    Aggregate Offering Aggregate         Registration
                                   Price Per Share     Offering Price   Fee (1)
__________________   ____________  ___________________ _______________  ____________

Common Stock, $.01
Par Value(1)         4,450,000     $.14                $623,000         $188.79


(1) Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457 on the basis of the closing bid price of the Common Stock of the Registrant as traded in the Over-The-Counter Market and reported in the Electronic Bulletin Board of the National Association of Securities Dealers on December 29, 1997.
CSI VENTURE FUNDING INC.

CROSS REFERENCE SHEET REQUIRED BY ITEM 501(b) OF REGULATION S-K

     Form S-8 Item Number
     and Caption                             Caption in Prospectus
     ______________________________________  _______________________________________
1.   Forepart of Registration Statement      Facing Page of Registration
     and Outside Front Cover of Prospectus   Statement and Cover Page of Prospectus
     Front Cover Page of Prospectus

2.   Inside Front and Outside Back Outside   Inside Cover Page of Prospectus
     Cover Page of Prospectus                and Outside Cover Page of
                                             Prospectus, Available Information,
                                             Reports to Shareholders

3.   Summary Information, Risk Factors       Not Applicable
     and Ratio of Earnings to Fixed
     Charges

4.   Use of Proceeds                         Not Applicable

5.   Determination of Offering Price         Not Applicable

6.   Dilution                                Not Applicable

7.   Selling Security Holders                Sales by Selling Security Holders

8.   Plan of Distribution                    Cover Page of Prospectus and Sales by
                                             Selling Security Holders

9.   Description of Securities to be
     Registered                              Description of Securities

10.  Interests of Named Experts and
     Counsel                                 Legal Matters

11.  Material Changes                        Not Applicable

12.  Incorporation of Certain Information    Incorporation of Certain Documents
     by Reference                            by Reference

13.  Disclosure of Commission Position on    Indemnification of Directors
     Indemnification for Securities Act      and Officers; Undertakings
     Liabilities


                            DATED : December 29, 1997

                                   PROSPECTUS

                              CUSTOMER SPORTS, INC.

                        4,450,000 Shares of Common Stock

           ISSUED PURSUANT TO THE COMPENSATION AGREEMENTS WITH CERTAIN
                  CONSULTANTS AND THE EXERCISE OF OPTIONS UNDER
            THE COMPANY'S CONTRACT WITH JOHN VANOVER AND ROY MEADOWS


     This prospectus is part of a Registration Statement which registers an aggregate of 4,450,000 shares of Common Stock, $.01 par value (such shares being referred to as the "Shares"), of CUSTOMER SPORTS, INC., (the "Company") 1,000,000 of which will be sold by the Company from time to time, or at any one time, in negotiated transactions as compensation in lieu of cash pursuant to Compensation Agreements and a Contract which are in payment of services previously rendered, or to be rendered, from various consultants to the Company. An additional 3,450,000 shares may be issued upon exercise of certain options, as set forth herein, to John Vanover a consultant to the Company pursuant to a written Contract dated December 21, 1997 and Roy Meadows, a consultant to the Company pursuant to a written Contract dated December 29, 1997 providing for the issuance of such options (such options being hereafter collectively referred to as the "Options"). Said recipients of such stock may be referred to hereafter as "Selling Security Holders." The Company will pay the costs of registering the Shares under the Securities Act. The Company will not receive any proceeds from the sale of 1,000,000 of the Shares, but will benefit from the services rendered under the Compensation Agreements.

     The Company has been advised by the Selling Security Holders that they may sell all or a portion of the Shares from time to time in the Bulletin Board market, in negotiated transactions, directly or through brokers or otherwise, and that such shares will be sold at market prices prevailing at the time of such sales or at negotiated prices, and the Company will not receive any of the proceeds from such sales. As of December 29, 1997, the Common Stock is traded through the Over The Counter Market and is quoted on the Electronic Bulletin Board under the symbol "CTMR" and the closing bid price for the common stock was $.14 per share. The Company's principal executive is located at 445 Marine View Avenue, Suite 260, Del Mar, CA 92014, phone 619-481-2400.

     No person has been authorized by the Company to give any information or to make any representations other than as contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any distribution of the Shares issuable under the terms of the Agreement shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH STATE.

The date of this Prospectus is December 29, 1997.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street NW, Washington D.C., 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is "http://www.sec.gov".

     The Company has filed with the Commission a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the resale of up to an aggregate of 4,450,000 shares of the Company's Common Stock offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto. Statements in this Prospectus as to any document are not necessarily complete, and where any such document is an exhibit to the Registration Statement or is incorporated by reference herein, each such statement is qualified in all respects by the provisions of such exhibit or other document, to which reference is hereby made for a full statement of the provisions thereof. A copy of the Registration Statement, with exhibits, may be obtained from the Commission's office in Washington D.C. (at the above address) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charge.

                             REPORT TO SHAREHOLDERS

     The Company intends to furnish to its shareholders annual reports containing audited financial statements together with an opinion with respect thereto by its independent certified public accountants.
SALES BY SELLING SECURITY HOLDERS

     The following table sets forth the name of the Selling Security Holder, the amount of shares of Common Stock to be issued to the Selling Security Holder, the amount of Common Stock to be owned by the Selling Security Holder following sale of such shares and the percentage of shares of Common Stock to be owned by the Selling Security Holder following completion of such offering (based upon 14,036,790 common shares outstanding as of December 29, 1997, and 18,486,790 after this offering). As soon as reasonably practicable, after the filing of this Registration Statement, the Shares to which this Prospectus relates will be issued by the Company from time to time, or at any one time, as compensation pursuant to negotiated Compensation Agreements and Contracts. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to shares beneficially owned. Upon issuance, all Shares will be, duly authorized, validly issued, fully paid and nonassessable. All Shares are not subject to the provisions of the Employee Retirement Income Security Act of 1974 and shall not have any restrictions on resale. See also "Description of Securities".

Name of Selling      Number of      Shares to     Common Shares    Percent to
Security Holder      Common         be Offered    to be Owned      be Owned
                     Shares Owned                 After            After
                                                  Offering (1)     Offering
___________________  _____________  ____________  _______________  ____________
John Vanover (2)     0              500,000       0                None
___________________  _____________  ____________  _______________  ____________
Robert C. Brehm
Consulting, Inc.     0              250,000       0                None
___________________  _____________  ____________  _______________  ____________
Roy Meadows (3)      0              3,700,000     0                None

___________________  _____________  ____________  _______________  ____________
Total                               4,450,000     0
___________________  _____________  ____________  _______________  ____________

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within sixty (60) days are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any one person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named have sole voting and investment power with respect to the shares of Common stock shown as beneficially owned by them.

(2) Includes 250,000 shares and shares underlying a currently exercisable option to purchase 125,000 shares of the Company's common stock exercisable at a price of $.15 per share and 125,000 at $.30 per share.

(3) Includes 500,000 shares and shares underlying a currently exercisable option to purchase 3,200,000 shares of the Company's common stock exercisable at various prices ranging from $.075 to $.175 per contract for advisory and consulting services.

                            DESCRIPTION OF SECURITIES

All of the 4,450,000 shares of Common Stock, par value of $.01 per share (the "Common Stock"), offered hereunder are being offered by CUSTOMER SPORTS, INC.
As of December 29, 1997, the Common Stock is traded through the Over The Counter Market and, on this date, the bid price, as quoted on the Electronic Bulleting Board, was $.14 per share.

The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $.01 par value and 5,000,000 shares Preferred Stock, no par value.

The following summary of certain terms of the Common and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Certificate of Incorporation and By-Laws, which are included as exhibits to the Registration Statement of which this Prospectus is a part, and the provisions of applicable law.

Common Stock

  As of December 29, 1997, there are 14,036,790 shares of Common Stock outstanding. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Common stock, if any. Holders of Common Stock have no right to convert their Common Stock into any other securities. The Common Stock has no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of this Offering will be, duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

The Board of Directors has the authority, without further action of the stockholders, to issue up to 5,000,000 shares of Preferred Stock, no par value, as follows :

The Board of Directors of the Company has authority to issue all or a portion of the authorized but unissued preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company.

Trading Status

The Company is quoted on the Over The Counter Bulletin Board and trades under the symbol "CTMR".

Transfer Agent

The Transfer Agent for the shares of Common Stock is American Registrar and Transfer, 10 Exchange Place, Suite 705, Salt Lake City, UT 84111.

                                  LEGAL MATTERS

Certain legal matters in connection with the securities being offered hereby were reviewed for the Company by Carmine J. Bua, III, 3838 Camino Del Rio North, Suite 333, San Diego, CA 92108-1789.

                                     PART II
Item 3.   Incorporation of Documents by Reference
_______   _______________________________________
     The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof :

a. The Company's Annual Report on Form 10-KSB filed for the year ended July 31, 1997; the Company's quarterly report on Form 10-QSB for the quarter ending October 31, 1997; and all other reports, if any, filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended July 31, 1997. A registration statement on Form S-8, respecting the registration of shares of the common stock of the Company issued under the employee benefit plans named on the front cover page of the registration statement was filed with the Securities and Exchange Commission on December 29, 1997.

b. All reports and documents filed by the Company pursuant to Sections 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all the documents referred to above which have been or may be incorporated in this Prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, 445 Marine View Drive, Suite 260, Del Mar, CA 92014.

Item 4.   Description of Securities
_______   _________________________

The class of securities to be offered is registered under section 12(g) of the Securities Exchange Act of 1934, as amended. A description of the Registrant's securities is set forth in the Prospectus incorporated as part of this Registration Statement.

Item 5.   Interests of Named Experts and Counsel
_______   ______________________________________

     None.

Item 6.   Indemnification of Officers and Directors
_______   _________________________________________

     The Company's Bylaws and the Utah General Corporation Law provide for indemnification of directors and officers against certain liabilities. Officers and Directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

The Company's Certificate of Incorporation further provides that a director of the Company shall not be personally liable for monetary damages of the Company or its shareholders for breach of any fiduciary duty as a director, except for liability (I) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve misconduct or a knowing violation of law; (iii) for the lawful payments of dividends or stock redemption by the Company or (iv) for any transaction from which the director derives an improper personal benefit.

Item 7.   Exemption from Registration Claimed
_______   ___________________________________

Inasmuch as the Consultants and vendors who received the Shares of the Registrant were knowledgeable, sophisticated and had access to comprehensive information relevant to the Registrant, such transactions were undertaken in reliance on the exemption from registration provided by Section 4(2) of the Act.

Item 8.   Exhibits
          ________

          Exhibit #      Description

          5 Opinion of Carmine J. Bua, III consent included, relating to the issuance of the shares of securities pursuant to the Compensation Agreements.

          23.1           Consent of Carmine J. Bua, III.

          23.2 Consent of Independent Auditors, Schvaneveldt & Co., Salt Lake City, UT.

Item 9.   Undertakings
          ____________

(a) The undersigned registrant hereby undertakes :

(1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement :

          (I) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(I) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

(2) That for the purpose of determining the liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain, unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining the liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Del mar, CA on December 29, 1997.


                              CUSTOMER SPORTS, INC.



                              By: /s/ Edmund J. Irvine, Jr.
                                   ___________________________
                                   Edmund J. Irvine, Jr. Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities indicated on December 29, 1997 have signed the registration statement below




/s/ Edmund J. Irvine, Jr.
____________________________       Chief Executive Officer and Director
Edmund J. Irvine, Jr.


/s/ S. Michael Sharp
____________________________       Chief Financial Officer and Director
S. Michael Sharp

/s/ Richard Mangerelli
____________________________       Director
Richard Mangerelli

/s/ Alan D. Margulis
____________________________       Director
Alan D. Margulis

/s/ Michael H. O'neal
____________________________       Director
Michael H. O'neal

/s/ Dennis Altbrandt
____________________________       Director
Dennis Altbrandt

/s/ Gary A. Stougaard
____________________________       Director
Gary A. Stougard

Being all the members of the Registrant's Board of Directors